This supplement to the prospectus supplement is subject to completion and amendment without notice.  This supplement to the prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be a sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.  The definitive terms of the transactions described herein will be described in the final prospectus supplement.

Honda Auto Receivables 2010-2 Owner Trust
Issuing Entity

American Honda Receivables Corp.,
Depositor

American Honda Finance Corporation,
Sponsor, Originator, Servicer and Administrator

$1,250,000,000 ASSET BACKED NOTES, Series 2010-2

Supplement, dated May 12, 2010 (subject to completion)
to
Prospectus Supplement, dated May 11, 2010 (subject to completion)
to
Prospectus, dated June 29, 2009

___________________________

	Initial Principal Amount	Interest Rate(1)	Accrual Method(1)	First Payment Date(2)	Final Scheduled Payment Date	Expected Final Payment Date
Class A-1 Notes(3)	$386,250,000	___%	Actual/360	June 18, 2010	May 18, 2011	February 18, 2011
Class A-2 Notes	$251,250,000	___%	30/360	June 18, 2010	June 18, 2012	August 18, 2011
Class A-3 Notes	$507,500,000	___%	30/360	June 18, 2010	March 18, 2014	May 20, 2013
Class A-4 Notes	$105,000,000	___%	30/360	June 18, 2010	August 18, 2016	June 18, 2013
(1) The interest rate for the notes will be a fixed rate.  Interest generally will accrue on the class A-1 notes from (and including) the previous payment date to (but excluding) the related payment date, and on the class A-2, class A-3 and class A-4 notes from (and including) the 18th day of each month to (but excluding) the 18th day of the succeeding month.
(2) Payment dates for the notes will occur on the 18th day of each month, or if such date is not a business day, then on the next business day.
(3) The Depositor may retain some or all of the Class A-1 Notes.

This supplement should be read in conjunction with the Prospectus Supplement, dated May 11, 2010 (subject to completion), and the Prospectus, dated June 29, 2009, each of which is attached hereto and incorporated in its entirety herein.

This supplement does not contain complete information about the offering of the securities.  No one may use this supplement to offer and sell the securities unless it is accompanied by the accompanying prospectus supplement and prospectus.

The securities are asset backed securities and represent the obligations of the issuing entity only and do not represent the obligations of or interest in the sponsor, the depositor or any of their affiliates.  Neither the securities nor the receivables are insured or guaranteed by any government agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities or determined that this supplement, the prospectus supplement or the prospectus are truthful or complete.  Any representation to the contrary is a criminal offense.

You should review carefully the factors set forth under “Risk Factors” beginning on page S-21 of the prospectus supplement and page 11 in the accompanying prospectus.

Joint Bookrunners

Barclays Capital	Citi

Co-Managers

Goldman, Sachs & Co.	J.P. Morgan	Mitsubishi UFJ Securities	Mizuho Securities USA Inc.	Wells Fargo Securities

Capitalized terms used and not defined in this supplement have the meanings assigned to them in the prospectus supplement or prospectus referenced above, as applicable.  The information in the prospectus supplement referenced above on the pages and in the sections identified below is hereby updated as follows:

FRONT COVER PAGE:

•
The total initial principal amount of the asset backed notes, Series 2010-2 indicated under the Sponsor, Originator, Servicer and Administrator’s name is deleted in its entirety and replaced with the following:

$1,250,000,000

The first table on the cover is deleted in its entirety and replaced with the table on the cover of this supplement.

 SUMMARY OF TERMS:

•	The first sentence under “Summary of Terms—Securities Not Offered” is deleted in its entirety and replaced with the following:

The trust will also issue $38,659,793.82 initial principal amount of certificates.

•	The first paragraph under “Summary of Terms—Credit Enhancement—Certificates” is deleted in its entirety and replaced with the following:

The certificates have an initial principal balance of $38,659,793.82 and represent approximately 3.00% of the initial principal balance of all the notes and the certificates.

•	The first sentence in the second paragraph under “Summary of Terms—Credit Enhancement—Reserve Fund” is deleted in its entirety and replaced with the following:

On the closing date, the depositor will cause to be deposited $3,221,649.48 (based upon an initial receivables pool balance of $1,288,659,793.82, which is subject to upward or downward revision based upon the size of the final pool of receivables) into the reserve fund, which is 0.25% of the initial aggregate principal balance of the receivables as of the cutoff date.

•	The first sentence in the first paragraph under “Summary of Terms—Credit Enhancement—Yield Supplement Account” is deleted in its entirety and replaced with the following:

On the closing date, the depositor will cause to be deposited $4,656,483.64 (based upon aninitial receivables pool balance of $1,288,659,793.82, which is subject to upward ordownward revision based upon the size of the final pool of receivables) into the yield supplement account.

THE ISSUING ENTITY

•	The fourth paragraph under “The Issuing Entity—General” is deleted in its entirety and replaced with the following:

On the date of issuance of the notes, which will occur on or about May 18, 2010 (which we refer to in this prospectus supplement as the “Closing Date”), the trust will be capitalized with an amount equal to the certificate balance as of the Closing Date, equal to $38,659,793.82 (which we refer to in this prospectus supplement as the “Initial Certificate Balance”), excluding amounts deposited in the reserve fund. The certificates will initially be retained by the depositor. The equity of the trust, together with the net proceeds from the sale of the notes, will be used by the trust to purchase the Receivables from the depositor pursuant to the sale and servicing agreement among the trust, the servicer and the depositor and to fund the reserve fund and the yield supplement account.

•	The table under “The Issuing Entity—Capitalization of the Issuing Entity” is deleted in its entirety and replaced with the following:

Class A-1 Notes	$386,250,000.00
Class A-2 Notes	$251,250,000.00
Class A-3 Notes	$507,500,000.00
Class A-4 Notes	$105,000,000.00
Certificates	$38,659,793.82
Total	$1,288,659,793.82

WEIGHTED AVERAGE LIFE OF THE NOTES

•	The table following the sixth paragraph under “Weighted Average Life of the Notes” is deleted in its entirety and replaced with the following:

Pool	Aggregate Principal Balance	Weighted Average APR (%)	Weighted Average Remaining Term to Maturity (in months)	Weighted Average Age (in months)	Weighted Average Original Term to Maturity (in months)
1	$3,203,889.59	2.297%	10	25	35
2	$75,751,078.70	1.612%	18	18	36
3	$77,973,249.97	2.695%	29	10	39
4	$205,952,108.66	3.514%	42	17	59
5	$333,859,647.53	3.530%	52	8	60
6	$176,730.75	3.788%	62	5	67
7	$1,905,697.46	6.006%	10	41	51
8	$17,085,199.70	7.091%	20	37	57
9	$86,671,267.72	7.115%	31	27	58
10	$158,955,412.73	7.292%	42	19	61
11	$285,810,205.87	7.220%	53	9	62
12	$41,315,305.14	7.174%	65	7	72
Total:	$1,288,659,793.82

CREDIT ENHANCEMENT

•	The second sentence under “Credit Enhancement—Reserve Fund” is deleted in its entirety and replaced with the following:

The reserve fund will be created with an initial deposit by the depositor on the Closing Date of an amount equal to $3,221,649.48 (based upon an initial receivables pool balance of $1,288,659,793.82, which is subject to upward or downward revision based upon the size of the final pool of receivables) (which we refer to in this prospectus supplement as the “Reserve Fund Initial Deposit”).

•	The third sentence under “Credit Enhancement—Yield Supplement Account” is deleted in its entirety and replaced with the following:

The yield supplement account will be funded by the depositor on the Closing Date with an initial deposit equal to $4,656,483.64 (based upon an initial receivables pool balance of

$1,288,659,793.82, which is subject to upward or downward revision based upon the size of the final pool of receivables) (which we refer to in this prospectus supplement as the “Yield Supplement Account Deposit”).

UNDERWRITING

•	The table below the first paragraph under “Underwriting” is deleted in its entirety and replaced with the following:

Underwriters	Class A-1 Notes (1)	Class A-2 Notes	Class A-3 Notes	Class A-4 Notes
Barclays Capital Inc.	$173,814,000	$113,064,000	$228,375,000	$47,250,000
Citigroup Global Markets Inc..	$154,501,000	$100,501,000	$203,000,000	$42,000,000
Goldman, Sachs & Co..	$11,587,000	$7,537,000	$15,225,000	$3,150,000
J.P. Morgan Securities Inc.	$11,587,000	$7,537,000	$15,225,000	$3,150,000
Mitsubishi UFJ Securities (USA), Inc.	$11,587,000	$7,537,000	$15,225,000	$3,150,000
Mizuho Securities USA Inc.	$11,587,000	$7,537,000	$15,225,000	$3,150,000
Wells Fargo Securities, LLC.	$11,587,000	$7,537,000	$15,225,000	$3,150,000
Total	$386,250,000	$251,250,000	$507,500,000	$105,000,000

(1)  The Depositor may retain some or all of the Class A-1 Notes.

GLOSSARY

•	The term “Initial Pool Balance” under “Glossary” is deleted in its entirely and replaced with the following:

“Initial Pool Balance” means the Pool Balance of the Receivables as of the Cutoff Date, which is equal to approximately $1,288,659,793.82, (which is subject to upward or downward revision based upon the size of the final pool of receivables).

BACK COVER PAGE

•	The total initial principal amount of the asset backed notes, Series 2010-2 indicated on the back cover page under the Issuing Entity is deleted in its entirety and replaced with the following:

$1,250,000,000

•	The initial principal amount of each class of asset backed notes, Series 2010-2 indicated on the back cover page is deleted in its entirety and replaced with the following:

$386,250,000 Class A-1 Notes(1)

$251,250,000 Class A-2 Notes

$507,500,000 Class A-3 Notes

$105,000,000 Class A-4 Notes

(1) The Depositor may retain some or all of the Class A-1 Notes.